Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s year-end 2009 conference call.  My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call.  Pat.

Pat:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

First let me just highlight a couple of items before we review fourth quarter and year-end 2009 financial results.

As we previously reported, NRC Picker is materially increasing its sales force.  As of today, NRC Picker’s sales force headcount stands at 26, a more than four-fold increase from early 2009.  While these new associates are far from up to speed, NRC Picker nevertheless registered a vast improvement this past quarter with fourth quarter net new contracts surpassing the first three quarters combined.

The growth trajectory of NRC Picker will be enhanced further given our planned change to its business model which involves moving from transaction-based pricing to an annual or multi-year subscription model.  Furthermore, this subscription-based pricing strategy envisions annual enhancements to deliverables with corresponding price increases.  Our desire is to duplicate the revenue stability, visibility, and systematic upside in pricing we experience in our other subscription-based business units.

I will now turn the call back to Pat to review financial performance of the fourth quarter and year-end

Pat

Thank you, Mike.

Fourth quarter results showed vastly improved growth rates over the past few quarters.  Revenue was $13.8 million, up 14% compared to the prior year.  Operating margin was 24% with operating income at $3.3 million, up 12% over the prior year.  Net income was $2.2 million, up 18%, and diluted earnings per share were $0.33, up 18%.

Growth was driven by double digit revenue and operating income growth in our Healthcare Market Guide and NRC Picker Canada divisions, along with the addition of the 2008 acquisition of the MIV division.  In addition, as stated during the last call, we started expansion of the NRC Picker sales team and will continue to invest in the sales expansion program across the company.

Healthcare Market Guide’s great third quarter sales contributed to the 52% revenue growth for the division in the fourth quarter.  Ticker had a strong fourth quarter sales, as well, adding 32 new clients, double what they had added during any previous quarter during 2009.  Much of the revenue from these new clients will be recognized in calendar year 2010 highlighting the revenue momentum and margin expansion going forward.

NRC Picker Canada also had double digit revenue growth, not only this quarter, but for the year driven by new clients and expansion of services to existing clients.

In addition to the units just highlighted, My InnerView registered 21% top-line growth during the year.  During the fourth quarter, we also saw improvement and stabilization in revenue for both the NRC Picker and TGI divisions which, we believe, reflects a change in the economic environment.

Operating expenses were $10.5 million for the quarter, up $1.3 million or 14% compared to the fourth quarter 2008.  This is largely the result of the addition of MIV.  Moving forward, we expect to see some additional leverage with any increases in revenue.  Our operating margin was 24% for the quarter, the same as the third quarter of 2009.  Our goal is 25% operating margin.

The direct costs for the quarter were $5.5 million or 40% of revenue, which is down slightly from the prior year’s quarter in both absolute dollars and as a percentage of revenue.  Lower direct costs as a percent of revenue are, in part, driven by MIV’s lower level of direct expense as a percent of revenue and the margin expansion achieved in the Ticker division.  All of the divisions have done a good job of reducing or holding direct cost expenses as a percent of revenue.

The selling general and administrative expenses for the quarter were $4 million or 29% of revenue.  This is up $1.3 million compared to the prior year, 70% of which was driven by the acquisition of MIV, and only a small part of MIV’s expenses reflected in the last year expenses, and the expansion of the MIV sales force.  On an annual basis, SG&A expenses were two percentage points higher as a percent of revenue compare to 2008.

The depreciation and amortization expenses for the quarter were $928,000, or 7% of revenue.  The drivers of the increase in depreciation and amortization were the acquisition of MIV and the related amortization of the intangible assets and the depreciation of equipment in the amount of $176,000.

Interest expense increased $70,000 during the quarter compared to the same period in 2008, also related to the acquisition of MIV.

This brings us to net income which, for the year, increased to $8.5 million, up 14%.

The diluted earnings per share increased to $0.33 for the quarter, up 18% over the prior year same quarter.  For the year, the diluted earnings per share were $1.26, up 16%.

Cash flow from operations for the year 2009 was $13.7 million.  The Company had an ending cash balance at December 31, 2009, of $2.5 million.

In review of the year 2009, we have increased both our top line revenue and earnings per share, but have not attained our goal.  That said, we are optimistic that NRC Picker and TGI will register growth rates in 2010.  This optimism is founded, in part, on TGI’s increased conference attendance which is returning to 2008 levels and NRC Picker’s sales expansion which has been referenced.

With that let me turn the call back to Mike.

Mike

Thanks, Pat.

With 2009 closed and 2010 out of the gate, let me outline the major 2010 agenda items for each business unit.

As mentioned, NRC Picker, our largest business unit, will maintain a 30-person sales team representing a four-fold increase over 2009.  In addition, NRC Picker will evolve to a subscription-based model representing incremental revenue from current clients while creating a unique offering to the market at large.

Payer Solutions will experience lower Medicare Advantage revenue in 2010.  However, by capitalizing on this group’s expertise and capacity, we will in the second quarter launch a major new product now being market tested with community hospitals and academic medical centers.

Our Ticker division will continue to expand rapidly by adding new enhancements that will drive increasing spend from current subscribers, as well as increase market share from the current 21% penetration of its addressable market.

MyInnerView’s primary focus for the year centers on simplifying and repackaging its offering. Once completed and rolled out, the subscription-based pricing will represent a 20% annual price increase, on average, across 8,000 client facilities.

And finally, The Governance Institute will roll out a good/better/best membership offering tailored to various market segments so as to increase penetration from its current 20% of addressable market.

None of the agenda items highlighted represent new ideas.  Rather, each are tangible initiatives currently resourced that are rolling out in 2010..  A few common threads you’ll notice are packaging, enhanced value, and new product development.  I have spoken before about our highly refined methods of listening to the needs of the market and the talented associates that bring solutions to life.  Throughout 2010, we will witness the fruits of those efforts.

At a corporate level, we continue to focus on optimizing and developing talent.  To this end, we have added depth to our leadership bench with Amy Ostermeyer joining the Company.  Amy is charged with talent management and will become a critical resource for business units’ leadership development talent allocation efforts.

Also at the corporate level, we allocate capital and will remain focused in 2010 on maintaining a prudent balance of organic growth, acquisitions, shares repurchase, and returning to shareholders income via dividends.

In closing and before I open the call for questions, I want to announce that this week, I gifted 2.5 million shares of my personal holdings of NRC stock to a two-year Grantor Remaining Annuity Trust or GRAT.  As you know, a GRAT is a common estate planning method for assets one believes will have material appreciation.

_______________, I would now like to open the call to questions.

Closing Statement

Thanks you for your time today.  Pat and I look forward to speaking with you again next quarter.